Filed Pursuant to Rule 433

Registration No. 333-147829

Pricing Term Sheet

6.125% Notes due 2018

Issuer:	Kraft Foods Inc.
Offering Format:	SEC Registered
Size:	$2,000,000,000
Maturity:	February 1, 2018
Coupon:	6.125%
Price to Public:	99.515%
Yield to maturity:	6.188%
Spread to Benchmark Treasury:	225 basis points
Benchmark Treasury:	4.250% due November 15, 2017
Benchmark Treasury Yield:	3.938%
Interest Payment Dates:	Semiannually on February 1 and August 1, commencing on August 1, 2008
Day Count Convention:	30 / 360
Change of Control (CoC):	Upon the occurrence of both (i) a change of control of the Issuer and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, Kraft will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.
Trade Date:	December 5, 2007
Settlement Date:	December 12, 2007 (T+5)
CUSIP:	50075N AU8
Denominations:	$2,000 x $1,000
Anticipated Ratings:	Baa2 (stable outlook) / BBB+ (stable outlook) / BBB (stable outlook)

Underwriters:

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

UBS Securities LLC

Lead Manager:

SG Americas Securities, LLC

Senior Co-Managers:

ABN AMRO Incorporated

BNP Paribas Securities Corp.

Lehman Brothers Inc.

Wachovia Capital Markets, LLC

Piper Jaffray & Co.

Co-Managers:

Muriel Siebert & Co.

M.R. Beal & Company

Pricing Term Sheet

6.875% Notes due 2038

Issuer:	Kraft Foods Inc.
Offering Format:	SEC Registered
Size:	$1,000,000,000
Maturity:	February 1, 2038
Coupon:	6.875%
Price to Public:	99.351%
Yield to maturity:	6.925%
Spread to Benchmark Treasury:	250 basis points
Benchmark Treasury:	4.750% due February 15, 2037
Benchmark Treasury Yield:	4.425%
Interest Payment Dates:	Semiannually on February 1 and August 1, commencing on August 1, 2008
Day Count Convention:	30 / 360
Change of Control (CoC):	Upon the occurrence of both (i) a change of control of the Issuer and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, Kraft will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.
Trade Date:	December 5, 2007
Settlement Date:	December 12, 2007 (T+5)
CUSIP:	50075N AT1
Denominations:	$2,000 x $1,000
Anticipated Ratings:	Baa2 (stable outlook) / BBB+ (stable outlook) / BBB (stable outlook)

Underwriters:

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.

UBS Securities LLC

Lead Manager:

SG Americas Securities, LLC

Senior Co-Managers:

ABN AMRO Incorporated

BNP Paribas Securities Corp.

Lehman Brothers Inc.

Wachovia Capital Markets, LLC

Piper Jaffray & Co.

Co-Managers:

Muriel Siebert & Co.

M.R. Beal & Company

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, J.P. Morgan Securities Inc. at 212-834-4533 or UBS Securities LLC at 1-888-722-9555, extension 337-1088.